Exhibit 21.1

TIBCO SOFTWARE INC.

SUBSIDIARIES OF THE REGISTRANT*

TIBCO Software Holdings Ltd.—United Kingdom

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of TIBCO Software Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the fiscal year covered by this Annual Report on Form 10-K.